CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust regarding the Prospectus and Statement of Additional Information of Towle Deep Value Fund, a series of the Investment Managers Series Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 25, 2011

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Towle Deep Value Fund Prospectus dated October 31, 2011 in regard to our verification of Towle & Co.’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ MELVIN W. ASHLAND

Dated: October 25, 2011

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
October 25, 2011